Exhibit 10.4

CONSULTING AGREEMENT

This Agreement made and entered into this 1st day of September 2022 by and between TCC Inc, a Japanese corporation having its principal office of business at Area Shinagawa 13F, 1-9-36 Kounan, Minatoku, Tokyo 108-0075, Japan （hereinafter called "TCC" ） and MERCU TEKUN SDN.BHD is organized in Malaysia having its principal office at MERCU TEKUN SDN.BHD , Malaysia. （hereinafter called "MT"） .

WITNESSETH THAT:

Whereas TCC is engaged in the business, among other things, marketing support for overseas markets, and research work of all items in worldwide including Japan.

Whereas, TCC is desirous to appoint MT as its consultant for the meteorological event including weather radar in Malaysia on the terms and conditions hereinafter provided.

Now therefore, the parties hereto agree as follows:

Article 1. Appointment and Scope of Business

1. TCC hereby appoints MT as its consultant to provide consulting services regarding collecting information of the meteorological event in Malaysia during the term of this Agreement and MT shall agree to perform the consulting services for TCC.
2. The scope of the services of research work that TCC may commission to MT is as follows:
Research work for mainly below items :
Malaysian economic and industrial information

Article 2. Best Efforts

MT shall exert its best effort in performing the services commissioned hereunder exclusively on behalf of TCC in Malaysia in a professional and timely manner.
MT shall contract with any related party for the sole purpose of collecting the necessary information for TCC only.

Article 3. Information and Report

During the term of this Agreement, MT shall complete full report of items mentioned in Article 2.and make it by digital data and send it by mail or by digital media.

Article 4. Remuneration

1. TCC shall make a total payment of the amount of Ringgit Malaysia Two Hundred Ninety-Four Thousand One Hundred Eighty-One and Eighty Cents(RM294,181.80) inclusive of Sales and Service Tax to MT at the bank account designated by MT as per the below manner.
   ① First payment :RM130.000 : After one month of the conclusion of this agreement :
   ② 2nd payment :RM100,000 : Until the End of January 2023
   ③ Final payment :RM 64,181.80 : Until End of February,2023

Transportation and other expenses incurred by MT shall be borne by MT.

Article 5. Secrecy

1. Any and all information in connection with this Agreement supplied by TCC to MT shall keep in strict confidence of such information and shall not disclose the same to any third party.
2. TCC shall use information and report furnished by MT for the purpose of TCC`s business.
3. MT's obligations herein shall be binding for a period of three （3） years from the date of disclosure by TCC of any said information.

Article 6. Assignment

Neither whole of this Agreement nor any part thereof is assignable or transferable by either of the parties without the prior written consent of the other party.

Article 7. Duration

This Agreement shall come into force on the date first above written and remain in force for a period of 6 months . This Agreement may be renewed by determination of renewal

terms and conditions one （1） month prior to the expiration of the term of this Agreement.

Article 8. Cancellation and Termination

1. Any failure, whether willful, neglect, or otherwise, of either party to perform or fulfill any of its duties, obligations or covenants in this Agreement shall constitute a breach of this Agreement. In the event of a breach of either party, if the other party makes written notice to request to cure such breach thereof, then if such breach is not cured within thirty （30） days after the effective date of said written notice, the requesting party shall be entitled to terminate this Agreement at any time.
2. Termination of this Agreement under the preceding paragraph 1 shall be without prejudice to any right vested in either party at the date of such termination, and any right and obligation under the provisions of this Agreement shall not be affected by such termination.
3. If this Agreement is terminated before the end of its term, MT shall be paid pro rata for each day of providing consulting services up to the date of termination.

Article 9. Time of the Essence

Consultant agrees that time is of the essence in carrying out its obligations under this Agreement.

Article 10. Undertakings

1 Anti-Corruption Obligation

(1) MT must not and must procure that its employees do not offer, give or agree to give any person or accept or agree to accept from any person any bribe, gift, payment, financial or non-financial advantage or benefit, which constitutes a corrupt and illegal practice under the laws of any country, either directly or indirectly in connection with this Agreement (hereinafter referred to as "the Anti-Corruption Obligation").

(2) MT must disclose in writing to TCC immediately details of any breach of the Anti-Corruption Obligation. This is an ongoing obligation.

(3) MT must:

(A) always maintain strict compliance with the Anti-Corruption Obligation;

(B) monitor its employees who are acting for or on behalf of TCC to ensure compliance with the Anti-Corruption Obligation;

(C) make clear, in all of its dealings on behalf of TCC, that it is required to by TCC and is acting in accordance with the Anti-Corruption Obligation;

Article 11. ARBITRATION CLAUSE & GOVERNING LAW

1 All disputes arising between the Parties in connection with this Agreement shall be settled through friendly consultation between the Parties. If an amicable settlement cannot be reached through consultations, the dispute must exclusively and finally be settled by arbitration under the Rules of the Japan Commercial Arbitration Association. The arbitration is to take place in Tokyo, Japan, and shall be conducted in Japan. The award of the arbitration court shall be final and binding on the Parties. The expenses connected with the arbitration shall be borne according to the award of the arbitration court. The dispute brought to arbitration does not suspend the performance of an obligation by the Parties.

2 This Agreement shall be governed by and construed in accordance with the laws of Japan.

In Witness Whereof, the parties hereto executed this Agreement on the day and year first above written.

TCC Inc

Ryoichi Sasho

By: Ryoichi Sasho
General Manager

MERCU TEKUN SDN.BHD

By: Ir. Norhizam Bin Hamzah
Managing Director